Exhibit 21.1

Subsidiaries of International Market Centers, Inc.

Exact Name of Subsidiaries of Registrant	Jurisdiction of Incorporation or Organization
IMC OP GP, LLC	Delaware
IMC OP, LP	Delaware
International Home Furnishings Center, LLC	North Carolina
IHFC Properties, LLC	Delaware
Market Square Properties, LLC	Delaware
Market Square AC I, LLC	Delaware
Market Square AC II, LLC	Delaware
Market Square AC III, LLC	Delaware
Market Square AC IV, LLC	Delaware
Market Square AC V, LLC	Delaware
Market Square AC VI, LLC	Delaware
Showplace Properties, LLC	Delaware
Showplace AC I, LLC	Delaware
Showplace AC II, LLC	Delaware
Showplace AC III, LLC	Delaware
Showplace AC IV, LLC	Delaware
Showplace AC V, LLC	Delaware
Showplace AC VI, LLC	Delaware
Las Vegas Properties, LLC	Delaware
WMCV Phase 1, LLC	Delaware
WMCV Phase 2, LLC	Delaware
WMCV Phase 3, LLC	Delaware
WMC Land, LLC	Delaware
WMC Pavilions, LLC	Delaware
IMC TRS, LLC	Delaware
Market Liquor Services, LLC	Nevada
IMC Manager, LLC	Delaware